Exhibit 99.1
For more information, please contact:

(e) Don Crosbie
(972) 458-1701 Ext. 112
dcrosbie@claimsnet.com

FOR IMMEDIATE RELEASE:

Claimsnet Completes Acquisition Agreement with TransCoastal Corporation

DALLAS, Texas – March 22, 2013 - Claimsnet.com (OTCBB: CLAI.OB), a provider of business-to-business Electronic Data Interchange (EDI) solutions for the healthcare industry, announced today that it has entered into an Acquisition Agreement (the “Agreement”) to acquire TransCoastal Corporation. (“TransCoastal”), also located in Dallas, Texas.

The Agreement was signed on March 18, 2013. Pursuant to the Agreement, Claimsnet agrees to purchase all of the TransCoastal's outstanding common shares.  The purchase price shall be in the form of certificates of Claimsnet's common shares, issued to TransCoastal’s selling shareholders in the aggregate amount of up to 23,401,590 post reverse split common shares (the "Exchange Shares").  In addition, Claimsnet shall conduct a reverse stock split of 200 to 1 (subject to adjustment as provided in the Agreement) the outcome of which shall cause the current stockholders of Claimsnet to own a total of approximately 178,000 shares of Claimsnet Common Stock.  The Agreement also provides that at the closing all of the current directors of Claimsnet will resign, except Don Crosbie, and the certain affiliates of TransCoastal will be appointed to the Claimsnet Board of Directors.  Also at the Closing, the name of Claimsnet will be changed to TransCoastal Corporation, and TransCoastal, which will then be a subsidiary of TransCoastal Corporation will change its name to TransCoastal Corporation of Texas.
The majority stockholder of the Company approved the reverse stock split and name change and an Information Statement pursuant to Rule 14c of the Securities Exchange Act of 1934 containing information about the reverse stock split, name change and new directors will be sent to Stockholders of the Company as of March 18, 2013.

Claimsnet’s obligation to close the transaction is subject, among other things, to TransCoastal’s selling shareholders having completed and delivered to Claimsnet the Investment Letter and stock power in a form substantially similar to the form attached as Exhibit B to the Agreement, such that Claimsnet will acquire at Closing not less than 90% of the outstanding TransCoastal shares.

TransCoastal’s obligation to close the transaction is subject, among other things, to the cancellation of all outstanding warrants, options, conversion or similar rights relating to shares of Claimsnet Common Stock.

Pursuant to the Agreement, it is contemplated that Claimsnet will place, at the time of the closing, all the assets and liabilities constituting all the current business operations of Claimsnet into a separate wholly owned subsidiary (“Claimsnet Subsidiary”) and to sell the Claimsnet Subsidiary within fifteen (15) days from the end of the then existing quarter at the time of the closing to certain debt holders of Claimsnet in exchange for the cancellation by the Debt Holders  (the “Debt Holders”) of indebtedness owed to the Debt Holders by Claimsnet.

The Agreement provides that it will terminate and be null and void if the transaction does not close by May 31, 2013.

The Company has filed a Form 8-K with the Securities and Exchange Commission relating to the Agreement.

THIS PRESS RELEASE DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO PURCHASE SECURITIES OF CLAIMSNET.  ANY OFFER OF SECURITIES MADE BY CLAIMSNET OR OTHER PERSON ON BEHALF OF CLAIMSNET MAY BE MADE ONLY PURSUANT TO MATERIALS AND OTHER OFFERING DOCUMENTS PREPARED BY THE CLAIMSNET AND DELIVERED TO QUALIFIED PURCHASERS EXPRESSLY FOR USE IN CONNECTION WITH, OR PURSUANT TO AN EXEMPTION FROM, SECTION 5 OF THE SECURITIES ACT OF 1933, AS AMENDED.  THE SECURITIES OFFERED HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES ABSENT REGISTRATION OR AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS.

About Claimsnet.com - Claimsnet.com inc. is a provider of Internet-based claim processing solutions for the healthcare payer industry, including distinctive, advanced ASP technology. Headquartered in Dallas, Claimsnet offers systems that are distinguished by ease of use, customer care, security and measurable cost advantages. More information on Claimsnet and on the information set forth in this release may be found at the Company’s web site at http://www.claimsnet.com, as well as at the SEC's website at www.sec.gov.

About TransCoastal Corporation – TransCoastal is an oil and gas exploration and production company focused on the development of oil and gas reserves in Texas and the Southwest region of the United States.

Safe Harbor Statement Under the Private Securities Litigation Act 1995 - With the exception of historical information, the matters discussed in this press release are forward looking statements that involve a number of risks and uncertainties. The actual future results of the Company could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to, risks related to our ability to access external sources of capital to satisfy our capital requirements, our ability to comply with existing and future governmental regulations, such as HIPAA, the success of our marketing strategies, actions of Claimsnet’s competitors, our dependence on business partners and distribution channels, and continued use by the Company of the Internet. Further information on Claimsnet’s risk factors is contained in Claimsnet’s quarterly, annual, and other periodic reports as filed with the Securities and Exchange Commission.
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